EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors & Stockholders
Covenant Transport, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-88686, No. 333-2654, No. 333-67559, No. 333-37356, No. 333-50174, and No.
333-88486) on Form S-8 of Covenant Transport, Inc. of our report dated January 28, 2003, relating to the consolidated balance sheets of Covenant Transport, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the years then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Covenant Transport, Inc.




/s/ KPMG LLP



Atlanta, Georgia
March 26, 2003